UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 23, 2013

SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10382	20-5715943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3845 Corporate Centre Drive
O’Fallon, Missouri	63368
(Address of principal executive offices)	(Zip Code)

(636) 939-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2013, the Board of Directors (the “Board”) of Synergetics USA, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected Mr. Robert H. Blankemeyer as a member of the Board.  Mr. Blankemeyer will serve as a Class A director, with a term expiring at the 2015 Annual Shareholders’ Meeting or until his successor has been duly elected and qualified. It is expected that the Board will appoint Mr. Blankemeyer as a member of its Nominating and Corporate Governance Committee.

There is no arrangement or understanding between Mr. Blankemeyer and any other person pursuant to which he was selected as a director.  There have been no transactions and are no currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Blankemeyer had or will have a direct or indirect material interest.

As a new member of the Board, Mr. Blankemeyer will be entitled to receive the same compensation provided to other directors who are neither employees of the Company nor immediate family members of an officer of the Company.  Such directors are paid $950 for each meeting of the Board and each meeting of a committee of the Board that they attend.  In addition, such directors receive compensation at the standard Board meeting rate of $950 per day for each day spent at the Company and each day spent away from personal business on Company business.  They also receive $650 per meeting for each telephonic meeting of the independent directors or on Company business.  In addition, each such director receives an option to purchase 10,000 shares of Company common stock each year in which he or she is elected, appointed or continues to serve as a director pursuant to the Amended and Restated 2005 Non-Employee Directors’ Stock Option Plan, as amended.  This option is granted on the day following the Annual Shareholders’ Meeting at the closing price on the day of the Annual Shareholders’ Meeting.  The stock options vest in four equal quarterly installments, with the first installment vesting three months from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2013

SYNERGETICS USA, INC.
(Registrant)

	By:	/s/ Pamela G. Boone
	Name:	Pamela G. Boone
	Title:	EVP and Chief Financial Officer